Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-34145) of our report dated June 18, 2025, with respect to the financial statements and supplemental schedule of Retirement Plan for OceanFirst Bank included in this Annual Report on Form 11-K for the year ended December 31, 2024.
/s/ Forvis Mazars, LLP
Iselin, NJ
June 18, 2025